Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the reference to our firm under the captions “Experts” and “Selected consolidated financial data” and to the use of our report dated January 30, 2003, in the Registration Statement (Form S-3) and related Prospectus of SciClone Pharmaceuticals, Inc. for the registration of 6,900,000 shares of its common stock.

      We also consent to the incorporation by reference therein of our report dated January 30, 2003 with respect to the consolidated financial statements and schedule of SciClone Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Palo Alto, California

July 30, 2003